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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                      Commission File Number    333-01992
                                      Commission File Number    333-01992-01
                                      Commission File Number    333-01992-02
                                      Commission File Number    333-01992-03
                                      Commission File Number    333-01992-04
                                      Commission File Number    333-01992-05
                                      Commission File Number    333-01992-06
                                      Commission File Number    333-01992-07
                                      Commission File Number    333-01992-08
                                      Commission File Number    333-49735
                                      Commission File Number    333-49735-01
                                      Commission File Number    333-49735-02
                                      Commission File Number    333-49735-03
                                      Commission File Number    333-49735-04
                                      Commission File Number    333-49735-05
                                      Commission File Number    333-49735-06
                                      Commission File Number    333-49735-07
                                      Commission File Number    333-49735-08


                                 RBX Corporation
                               Rubatex Corporation
                       Groendyk Manufacturing Company, Inc.
                     Hoover-Hanes Rubber Custom Mixing Corp.
                       Midwest Rubber Custom Mixing Corp.
                                   Oletex Inc.
                              UPR Disposition, Inc.
                            Universal Rubber Company
                               Waltex Corporation
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             (Exact name of registrant as specified in its charter)

         5221 Valleypark Drive, Roanoke, VA 24019-3074 ((540) 561-6000)
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

        12% Series B Senior Secured Notes due 2003 ("Secured Notes") and
       the Subsidiary Guarantees, 11 1/4% Series B Senior Subordinated Notes
          due 2005 ("Subordinated Notes") and the Subsidiary Guarantees
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            (Title of each class of securities covered by this Form)

         None
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)




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         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                  Rule 12g-4(a)(1)(i)   [ ]       Rule 12h-3(b)(1)(i)    [X]
                  Rule 12g-4(a)(1)(ii)  [ ]       Rule 12h-3(b)(1)(ii)   [ ]
                  Rule 12g-4(a)(2)(i)   [ ]       Rule 12h-3(b)(2)(i)    [ ]
                  Rule 12g-4(a)(2)(ii)  [ ]       Rule 12h-3(b)(2)(ii)   [ ]
                                                  Rule 15d-6             [ ]

         Approximate number of holders of record as of the certification or notice date: 30 of the Secured Notes and 10 of the Subordinated Notes
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         Pursuant to the requirements of the Securities Exchange Act of 1934 each of RBX Corporation, Rubatex Corporation, Groendyk Manufacturing Company, Inc., Hoover-Hanes Rubber Custom Mixing Corp., Midwest Rubber Custom Mixing Corp., Oletex Inc., UPR Disposition, Inc., Universal Rubber Company and Waltex Corporation have caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 28, 2000                              By: /s/ John Cantlin
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                                                      John Cantlin, CFO

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.